PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION,
DATED SEPTEMBER  , 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☑  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Materials Pursuant to Section 240.14a-12

ENERGY PARTNERS, LTD.
(Name of Registrant as Specified in its Charter)

ATS INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED SEPTEMBER   , 2006

SPECIAL MEETING OF THE STOCKHOLDERS
OF
ENERGY PARTNERS, LTD.
TO BE HELD ON OCTOBER [     ], 2006

PROXY STATEMENT
OF
ATS INC.
a wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER OF
ENERGY PARTNERS, LTD. AND STONE ENERGY CORPORATION

This Proxy Statement and the enclosed [COLOR] proxy card are furnished by ATS Inc., a Delaware corporation (“ATS”) and an indirect wholly-owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Woodside”), in connection with its solicitation of proxies to be used at a special meeting (the “Special Meeting”) of stockholders of Energy Partners, Ltd., a Delaware corporation (the “Company”), to be held on October [  ], 2006, at Hotel InterContinental New Orleans, 444 St. Charles Avenue, New Orleans, Louisiana 70130, at 9:00 a.m. Central Time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, ATS is soliciting proxies from holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to vote “AGAINST” (i) the proposal to approve the issuance of shares of the Company’s common stock to stockholders of Stone Energy Corporation (“Stone”) in connection with the proposed merger of Stone with and into EPL Acquisition Corp. LLC (the “Proposed Stone Merger”), as a result of the transactions contemplated by the Agreement and Plan of Merger, dated June 22, 2006, by and among the Company, EPL Acquisition Corp. LLC and Stone (the “Stone Merger Agreement”) and (ii) two other proposals proposed by the Company in connection therewith. The Company has set August 28, 2006 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting. The principal executive offices of the Company are located at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

This Proxy Statement and the enclosed [COLOR] proxy card are first being mailed to the Company’s stockholders on or about September [  ], 2006.

On August 31, 2006, ATS commenced a tender offer to purchase all of the outstanding Shares, at a price of $23.00 net per Share in cash (less any applicable withholding taxes and without interest), subject to possible increase by $0.50 or $1.00 per Share to a total of $23.50 or $24.00 net per Share in cash depending on the resolution of certain litigation described herein. The terms and conditions of the tender offer are set forth in the Offer to Purchase, dated August 31, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”), which were included as exhibits to the Schedule TO filed by ATS with the Securities and Exchange Commission (the “Commission”) on August 31, 2006.

IF YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE SIGNIFICANT PREMIUM FOR YOUR SHARES OFFERED BY ATS, OR OTHERWISE DO NOT WANT THE COMPANY TO COMPLETE THE PROPOSED STONE MERGER, VOTE “AGAINST” THE ISSUANCE OF SHARES IN CONNECTION WITH THE PROPOSED STONE MERGER, AND VOTE “AGAINST” THE OTHER PROPOSALS IN CONNECTION THEREWITH, BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

REJECTION OF THE PROPOSED STONE MERGER BY THE COMPANY’S STOCKHOLDERS WILL SATISFY A CONDITION OF THE OFFER AND IS AN IMPORTANT STEP IN SECURING THE SUCCESS OF THE OFFER. YOUR VOTE “AGAINST” THE PROPOSED STONE MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO THE COMPANY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE “AGAINST” THE PROPOSED STONE MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. IF YOU SUBMIT THE COMPANY’S [COLOR] CARD, EVEN IF YOU VOTE “AGAINST” THE PROPOSED STONE MERGER, THE COMPANY CAN USE YOUR SHARES TO ESTABLISH A QUORUM AND THEREBY USE ITS PROXY CARD TO ASSIST THEM IN OBTAINING THE NECESSARY APPROVAL OF THE PROPOSED STONE MERGER. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED [COLOR] PROXY CARD TO US.

OUR GOAL IS TO DEFEAT THE PROPOSED STONE MERGER. THERE ARE TWO WAYS TO DO SO. IF WE OBTAIN A SUFFICIENT NUMBER OF VOTES “AGAINST” THE ISSUANCE OF SHARES TO STONE STOCKHOLDERS IN CONNECTION WITH THE PROPOSED STONE MERGER TO CLEARLY DEFEAT THE PROPOSAL, WE WILL VOTE YOUR SHARES. HOWEVER, THERE ARE CIRCUMSTANCES UNDER WHICH IT MAY BE POSSIBLE TO DEFEAT THE PROPOSAL BY WITHHOLDING PROXIES AND DENYING THE COMPANY A QUORUM (FOR THE REASONS DISCUSSED HEREIN). ATS WOULD LIKE, IS REQUESTING, AND BY SIGNING THE [COLOR] PROXY CARD THE STOCKHOLDERS WILL BE GRANTING TO ATS THE FLEXIBILITY TO EXERCISE THAT OPTION IN THE EVENT THAT ATS DETERMINES IN GOOD FAITH THAT DOING SO MAY BE THE MOST EFFECTIVE MEANS TO DEFEAT THE PROPOSED STONE MERGER. FOR FURTHER INFORMATION REGARDING THIS CONDITION TO YOUR PROXY, SEE “VOTING PROCEDURES” BELOW.

THIS PROXY STATEMENT RELATES TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE ISSUANCE OF SHARES AS WELL AS THE OTHER PROPOSALS IN CONNECTION WITH THE PROPOSED STONE MERGER AND IS NOT A REQUEST FOR THE TENDER OF SHARES OF THE COMPANY’S COMMON STOCK NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH HAVE BEEN SEPARATELY MAILED TO YOU. BEFORE MAKING ANY DECISION REGARDING THE OFFER, YOU SHOULD READ THE OFFER TO PURCHASE, WHICH SETS FORTH IN DETAIL THE TERMS AND CONDITIONS OF THE OFFER. THE DISCUSSION OF THE OFFER HEREIN IS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD REFER TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE TERMS AND CONDITIONS OF THE OFFER.

REASONS TO VOTE “AGAINST” THE PROPOSED STONE MERGER

ATS is soliciting proxies from the Company’s stockholders in opposition to the Proposed Stone Merger and specifically “AGAINST” the proposals related thereto. ATS urges all of the Company’s stockholders to vote “AGAINST” the proposed issuance of Shares in connection with the Proposed Stone Merger for the following reasons:

•	A vote “AGAINST” the proposals concerning the Proposed Stone Merger allows you to receive significantly greater value for your Shares.

ATS believes that the Offer is far superior to the Proposed Stone Merger because it provides the Company’s stockholders an opportunity to realize an immediate premium for their Shares rather than paying a premium to Stone stockholders.

ATS’s offer price of $23.00 net per Share represents a premium above the $18.40 closing price of the Company’s common stock as of August 25, 2006 as follows:

1 day	25%
30 calendar day average	28%
60 calendar day average	27%
90 calendar day average	24%

If one of the $0.50 increases to the offer price is made and the offer price is increased to $23.50 net per Share, this increased offer would represent a premium above the $18.40 closing price of the Company’s common stock as of August 25, 2006 as follows:

1 day	28%
30 calendar day average	31%
60 calendar day average	30%
90 calendar day average	27%

If both $0.50 increases to the offer price are made and the offer price is increased to $24.00 net per Share, this increased offer would represent a premium above the $18.40 closing price of the Company’s common stock as of August 25, 2006 as follows:

1 day	30%
30 calendar day average	33%
60 calendar day average	33%
90 calendar day average	30%

Information with respect to the range of closing sale prices for the Shares for certain dates and periods is set forth in the Joint Proxy Statement/Prospectus on Form S-4 filed by the Company with the Commission on July 21, 2006, as amended (the “Company Form S-4”), and in lesser detail in the Offer to Purchase.

•	A vote “AGAINST” the proposals concerning the Proposed Stone Merger is a vote against the creation of a highly leveraged company.

If the Proposed Stone Merger is completed, the resulting company will be significantly more leveraged and such leverage will decrease its financial and operating flexibility. There is no guaranty that the Company’s management will be able to capture the synergies it expects to be realized in the Proposed Stone Merger or that any such synergies will materially increase the Company’s value.

•	A vote “AGAINST” the proposals concerning the Proposed Stone Merger sends a strong message to the Board of Directors of the Company (the “Company’s Board”) that you want to preserve your opportunity to accept the Offer, which has significantly greater financial value than the Proposed Stone Merger.

The Offer is subject to a number of other conditions (which are described in Section 14 of the Offer to Purchase and some of which are summarized in “CONDITIONS TO THE OFFER” below). Certain of these conditions require action by the Company’s Board. By voting against the issuance of Shares to Stone’s stockholders as a result of the Proposed Stone Merger, the Company’s stockholders can demonstrate their support for the Offer and send a message to the Company’s Board that it should take all actions necessary to permit the Offer to proceed.

•	A vote “AGAINST” the proposals concerning the Proposed Stone Merger will help satisfy one of the conditions of the Offer.

One condition of the Offer (as described below under “CONDITIONS TO THE OFFER”) is that the Stone Merger Agreement has been validly terminated. Accordingly, the Company’s stockholders should reject the proposals concerning the Proposed Stone Merger, including the proposal to approve the issuance of Shares to Stone’s stockholders as a result of the Proposed Stone Merger. A vote “AGAINST” these proposals moves all of the Company’s stockholders closer to being able to benefit from the Offer.

Failure to vote “AGAINST” the issuance of Shares to Stone’s stockholders in connection with the Proposed Stone Merger will not prevent you from tendering your Shares in the Offer nor will voting “AGAINST” obligate you to tender your Shares in the Offer. However, a vote “AGAINST” the proposal described above will help you preserve your opportunity to have your Shares purchased in the Offer.

RETURN YOUR [COLOR] PROXY CARD AND VOTE “AGAINST” THE PROPOSED STONE MERGER AGREEMENT TODAY.

DO NOT RETURN ANY PROXY CARD YOU RECEIVE FROM THE COMPANY. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY. IF YOU SUBMIT THE COMPANY’S [COLOR] CARD, EVEN IF YOU VOTE “AGAINST” THE PROPOSED STONE MERGER, THE COMPANY CAN USE YOUR SHARES TO ESTABLISH A QUORUM AND THEREBY USE THE [COLOR] CARD TO ASSIST THEM IN OBTAINING THE NECESSARY APPROVAL OF THE PROPOSED STONE MERGER.

WE URGE YOU TO SEND THE COMPANY’S DIRECTORS A CLEAR MESSAGE THAT THE PROPOSED STONE MERGER IS NOT IN YOUR BEST INTERESTS AND THAT THEY SHOULD TAKE ALL NECESSARY STEPS TO REMOVE ALL OBSTACLES TO THE OFFER.

BACKGROUND OF THE SOLICITATION

The Company Form S-4 provides a summary of the events leading to the Company entering into the Stone Merger Agreement.

On August 28, 2006, Don Voelte, the chief executive officer of Woodside placed a telephone call to Richard A. Bachmann, the chief executive officer of the Company. During this call, Mr. Voelte indicated that ATS intended to make an offer for the Company at a price of $23.00 per Share in cash, subject to the Company’s stockholders voting against the announced merger with Stone. Mr. Voelte stated that he also believed that under the terms of the Stone Merger Agreement, the Company would not be able to deal with ATS while this agreement was in force. Mr. Bachmann confirmed that Mr. Voelte was correct in his belief. Mr. Voelte also indicated that ATS would file litigation seeking to invalidate both the $25.6 million termination fee and the $43.5 million payment previously made by the Company on behalf of Stone, and that if both these amounts were invalidated and/or repaid ATS intended to increase its offer to $24.00 per Share in cash. Mr. Bachmann did not make any further inquiry of Mr. Voelte. At the end of the discussion, Mr. Voelte gave Mr. Bachmann his contact information.

Immediately following this telephone call, ATS filed the claims described below under “CERTAIN LITIGATION” against the Company and Stone in the Chancery Court of Delaware and issued a press release announcing its proposal and stating its intention to commence an all-cash tender offer at a price of $23.00 per Share subject to increase under certain circumstances depending on the resolution of the Delaware litigation.

On the afternoon of August 28, 2006, the Company issued a press release requesting that stockholders of the Company take no action with respect to ATS’s proposal at such time. The release stated that the Company’s Board would meet to review and discuss ATS’s proposal and would advise stockholders of the Company’s position “in due course.” On August 29, 2006, the Company amended the Company Form S-4 (the “S-4 Amendment”) to include disclosure regarding the Offer. The S-4 Amendment also revised the Company’s disclosure regarding the ability of its stockholders to act by written consent by deleting reference to a provision in its bylaws that purportedly requires approval of 85% of the Shares outstanding in order for stockholders to act by written consent. Also on August 29, 2006, the Company sent a letter to its employees advising them of the current status of the Offer.

On August 31, 2006, ATS commenced its Offer by filing a Schedule TO with the Commission including the Offer to Purchase and the accompanying Letter of Transmittal as exhibits. Also on August 31, 2006, ATS issued a press release announcing the commencement of the Offer and placed a summary advertisement relating to the Offer in the Wall Street Journal.

In our Offer to Purchase, we stated our concern that the terms of the Stone Merger Agreement could be interpreted to prohibit the Company from negotiating a transaction with, or providing confidential information to us. On September 7, 2006, the Company filed an action against Stone in the Delaware Court of Chancery seeking a declaratory judgment to clarify that the Stone Merger Agreement does not prohibit the Company from taking certain actions such as negotiating a transaction with, or providing confidential information to, a third party. In its complaint, the Company indicated that Stone believed that the Stone Merger Agreement prohibits the Company from taking such actions.

THE OFFER

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. If pursuant to the Offer, ATS accepts for payment and pays for at least the number of Shares that, when added to Shares already owned by ATS (and/or Woodside or any of its other subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis, ATS (or another direct or indirect subsidiary of Woodside) will seek to merge with and into the Company (the “Second-Step Merger”). If the Second-Step Merger occurs, the Company will become an indirect wholly owned subsidiary of Woodside and each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Woodside, ATS or any of Woodside’s other subsidiaries and any Shares held by the Company’s stockholders properly seeking appraisal for their Shares) shall be cancelled and converted automatically into the right to receive $23.00 per share, in cash (or any greater amount per Share paid pursuant to the Offer (including any right to receive, if applicable, any Contractual Right (as defined herein) to receive an additional amount per Share in connection with the Delaware litigation described herein)).

On August 28, 2006, ATS commenced litigation in the Delaware Court of Chancery to invalidate and/or require the repayment of, as applicable, the excessive termination fees paid and payable under the Stone Merger Agreement. Upon the terms described in our Offer to Purchase, if we are successful in our litigation and succeed in obtaining a final and nonappealable court order (i) providing for the repayment of the $43.5 million fee (the “Initial Termination Fee”) paid by the Company when it entered into the Stone Merger Agreement in respect of the break-up fee Stone owed to Plains Exploration & Production Company (“Plains”) or (ii) invalidating the $25.6 million fee (the “Additional Termination Fee”) which the Company obligated itself to pay to Stone upon termination of the Stone Merger Agreement, we will increase our offer price per Share from $23.00 to $23.50. If we are successful in our litigation with respect to both fees, upon the terms described in the Offer to Purchase, we will increase our offer price per Share from $23.00 to $24.00. For a more detailed discussion of the Delaware litigation, see our Offer to Purchase and see “CERTAIN LITIGATION” below.

CONDITIONS TO THE OFFER

A detailed discussion of the conditions to consummation of the Offer is provided in Section 14 of the Offer to Purchase. Before making any decision regarding the Offer, the Company’s stockholders should read the Offer to Purchase, which sets forth in detail the terms and conditions of the Offer.

THE OFFER IS NOT CONDITIONED ON OUR OBTAINING FINANCING.

The Offer is conditioned upon, among others, the following: (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares then owned by ATS (and/or Woodside or any of Woodside’s other subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options or warrants), (ii) the Stone Merger Agreement having been terminated on terms satisfactory to ATS, and the Company having no liability in connection with the Stone Merger Agreement other than the possible payment of the $25.6 million termination fee required thereby, (iii) the Company’s Board having approved the Offer and the Second-Step Merger or any other business combination satisfactory to ATS between the Company and ATS (and/or any of Woodside’s other subsidiaries) pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or ATS being satisfied that Section 203 does not apply to or otherwise restrict the Offer, the Second-Step Merger or such other business combination, (iv) (a) the Company entering into a definitive merger agreement with ATS (and/or any of Woodside’s other subsidiaries) with respect to a merger of ATS (and/or any of Woodside’s other subsidiaries) and the Company, (b) nominees of ATS constituting a majority of the Company’s Board or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Woodside or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options or warrants) and (v) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated prior to the expiration of the Offer.

There can be no assurance as to the timing or satisfaction of the conditions to the Offer. While certain of such conditions are within the control of the Company’s Board, certain of the conditions are outside of the control of the Company’s Board, such as the termination or expiration of any applicable waiting periods under the HSR Act. The invalidation of the Additional Termination Fee and the Initial Termination Fee is also outside of the control of the Company’s Board. However, ATS intends to pursue its claims regarding the Additional Termination Fee and the Initial Termination Fee as expeditiously as possible and to attempt to ensure that further steps toward consummation of the Proposed Stone Merger are not taken. See “CERTAIN LITIGATION” below. By voting “AGAINST” the issuance of Shares in connection with the Proposed Stone Merger, the Company’s stockholders can demonstrate their support for the Offer. A vote “AGAINST” the Proposed Stone Merger moves all of the Company’s stockholders closer to being able to benefit from the Offer.

CERTAIN LITIGATION

Pursuant to the Stone Merger Agreement, the Company agreed to advance the $43.5 million Initial Termination Fee to Stone, and subsequently paid the Initial Termination Fee to Plains on the date it entered into the Stone Merger Agreement. Under the Stone Merger Agreement, Stone has committed to repay the Initial Termination Fee to the Company in only a few very limited circumstances — i.e., if Stone is in material breach of the Stone Merger Agreement, or in certain situations in which Stone’s board of directors or stockholders take action resulting in the termination of the Stone Merger Agreement. Thus, the Company will forfeit any recovery of the $43.5 million Initial Termination Fee if the Company’s Board changes its recommendation about the Stone Merger Agreement, or if the Company’s stockholders fail to approve the Stone Merger Agreement, thereby enabling the Company to pursue a more favorable third-party proposal. The Company’s payment of the $43.5 million Initial Termination Fee therefore is equivalent to a termination fee of $43.5 million.

In addition, the Company agreed to pay Stone the $25.6 million Additional Termination Fee if the Company’s Board withdraws or changes its recommendation in favor of the Stone Merger Agreement, or if the Company’s stockholders do not approve the Proposed Stone Merger (i.e., do not approve the issuance of Shares to Stone stockholders in connection with that merger) in response to a third-party proposal and the Company thereafter within twelve months enters into such a transaction.

Combined, the provisions in the Stone Merger Agreement concerning the Initial Termination Fee and the Additional Termination Fee amount to $69.1 million. The termination fee is thus worth approximately 10% of the Company’s market capitalization, which was approximately $690,950,987 as of the close of trading on the New York Stock Exchange on June 22, 2006, the date the Company and Stone entered into the Stone Merger Agreement.

On August 28, 2006, ATS commenced litigation in the Chancery Court of Delaware concerning, among other things, the validity of the Initial Termination Fee and the Additional Termination Fee. In the event that we obtain a judgment on the merits resulting in a court order either (i) invalidating the Additional Termination Fee in full (an “ATF Favorable Judgment”), and such judgment shall have become final and nonappealable (an “ATF Final Favorable Judgment”), or (ii) requiring the repayment by Stone to the Company of the Initial Termination Fee in full (an “ITF Favorable Judgment”), and such judgment shall have become final and nonappealable (an “ITF Final Favorable Judgment”), then we will increase our offer price by $0.50 per Share to $23.50 per Share. If we receive both an ATF Final Favorable Judgment and an ITF Final Favorable Judgment, then we will increase our offer price by $1.00 per Share to $24.00 per Share.

If, prior to the expiration of the Offer either, or both, of an ATF Favorable Judgment and an ITF Favorable Judgment shall have been obtained, but shall not yet have become an ATF Final Favorable Judgment and/or an ITF Final Favorable Judgment, as the case may be, then stockholders of the Company whose Shares have been accepted for payment in connection with the Offer shall receive $23.00 net per Share and a contractual right to receive an additional $0.50 per Share (each a “Contractual Right”) with respect to each of such ATF Final Favorable Judgment and/or such ITF Final Favorable Judgment, as the case may be, to be paid following the date on which an ATF Final Favorable Judgment or an ITF Final Favorable Judgment, as the case may be, has been obtained.

Contractual Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy without the prior written approval of ATS, and will not be evidenced by any certificate or other instrument. Upon any payment of the amount due under a Contractual Right to the person identified in the appropriate portion of a Letter of Transmittal, ATS’s obligations with respect thereto will be fully discharged. Each Contractual Right will represent only the contingent right to receive $0.50 per Share as described in the Offer to Purchase. Neither ATS nor Woodside will have any fiduciary, contractual or other duty to pursue any action with respect to the Delaware litigation described above and in the Offer to Purchase, and all decisions with respect to such litigation at anytime will be made at ATS’s discretion.

ATS’s litigation in the Chancery Court of Delaware also included a claim to invalidate a provision of the Company’s bylaws which purports to impose an 85% vote requirement for consent solicitations. ATS believes this provision is invalid on its face.

On September 7, 2006, ATS filed a motion for summary judgment seeking a judgment as a matter of law that the bylaw provision referenced above is invalid under Delaware law.

CONSENT SOLICITATION

We currently intend to file a consent statement with the Commission for use in connection with the solicitation of written consents from at least a majority of stockholders of the Company to (i) remove each current member of the Company’s Board and (ii) elect five of our nominees to serve as directors of the Company. Following such election, we expect that our nominees would reduce the size of the Company’s Board to five members. ATS reserves the right, however, at any time to determine not to commence a consent solicitation (or to terminate any solicitation which has previously been commenced) if we determine it to be in our best interests to do so or if we determine that the consent solicitation is unnecessary, including, if we so determine, if the Company’s Board has (i) recommended against the issuance of Shares in connection with Proposed Stone Merger, (ii) recommended that the Company’s stockholders accept our Offer and (iii) not adopted a “poison pill” or shareholders rights plan. Details regarding such consent solicitation, if and when commenced, will be set forth in a separate consent solicitation statement filed with the Commission in compliance with the requirements of Section 14(a) of the Securities and Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”).

In connection with the potential consent solicitation described above, you should know that we have also commenced litigation to challenge the validity of a provision of the Company’s bylaws, which purports to impose a supermajority requirement on any actions taken by the written consent of the Company’s stockholders. Specifically, Section 2.9 of the Company’s bylaws provides in pertinent part that stockholders may only act by written consent “if the greater of (i) the number of stockholders necessary to authorize the action or (ii) 85% of the total outstanding shares consent in writing.” However, Section 228 of the General Corporation Law of the State of Delaware (“Section 228”) provides that stockholders have a statutory right to act by majority written consent unless the certificate of incorporation provides otherwise. The Company’s certificate of incorporation does not impose a supermajority requirement on the ability of the Company’s stockholders to act by written consent. We believe that we will be successful on this claim.

On September 7, 2006, ATS filed a motion for summary judgment seeking a judgment as a matter of law that Section 2.9 of the Company’s bylaws is invalid under Section 228 and Delaware case law.

THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS WITH RESPECT TO ANY ACTION BY WRITTEN CONSENT BY THE COMPANY’S STOCKHOLDERS. ANY

CONSENT SOLICITATION (INCLUDING A CONSENT SOLICITATION TO REMOVE OR APPOINT DIRECTORS) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

CERTAIN INFORMATION CONCERNING THE PROPOSED STONE MERGER

At the Special Meeting, the Company’s stockholders of record at the close of business on August 28, 2006 (the “Record Date”), will be voting on, among other things, whether to approve the issuance of Shares to effectuate the Proposed Stone Merger. According to the Company Form S-4, under the terms of the Stone Merger Agreement, Stone common stock will be acquired for total consideration estimated at $2.2 billion, including the refinancing of approximately $800 million of debt. Each outstanding share of Stone common stock will be converted into the right to receive at the election of the holder (subject to the limitations described below): (i) $51.00 in cash, or (ii) Shares equivalent to the ratio determined by dividing $51.00 by the market price of the Shares (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 Shares per Stone share. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes approximately $15.1 million attributable to stock options) and a limit on the total number of Shares issued of approximately 35 million. As a result, according to the Company Form S-4, Stone stockholders will end up holding as much as approximately 46% of the combined company, assuming the maximum number of Shares is issued to Stone’s stockholders.

Concurrently with its execution of the Stone Merger Agreement, the Company paid to Plains, on behalf of Stone, the $43.5 million Initial Termination Fee that was payable by Stone upon the termination of Stone’s merger agreement with Plains. The full amount of such termination fee shall be reimbursed by Stone to the Company upon termination of the Stone Merger Agreement in a limited set of circumstances as set forth in the Company Form S-4. IF THE STONE MERGER AGREEMENT IS TERMINATED FOR ANY OTHER REASON, INCLUDING IF THE COMPANY’S BOARD RECOMMENDS “AGAINST” THE ISSUANCE OF SHARES CONTEMPLATED BY THE STONE MERGER AGREEMENT OR THE COMPANY’S STOCKHOLDERS DO NOT APPROVE SUCH ISSUANCE OF SHARES, THEN THE $43.5 MILLION INITIAL TERMINATION FEE SHALL NOT BE REPAID IN WHOLE OR IN PART TO THE COMPANY BY STONE.

The Stone Merger Agreement also provides for the payment by the Company to Stone of the $26.5 Additional Termination Fee if the Stone Merger Agreement is terminated in the following circumstances: (i) by Stone if the Company’s Board withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Stone in reference to a third party acquisition proposal or (ii) by the Company or Stone if the Company’s stockholder approval for the Proposed Stone Merger is not obtained and a third party acquisition proposal has been made or otherwise becomes publicly known or any person has publicly announced an intention to make a third party acquisition proposal and, within 12 months after termination of the Stone Merger Agreement, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a third party acquisition proposal.

The foregoing description of the Stone Merger Agreement is qualified in its entirety by reference to the full text of the Stone Merger Agreement which has been filed as an exhibit to the Company Form S-4. The Company Form S-4 also contains a summary of the terms of the Proposed Stone Merger.

The purpose of the solicitation made by this Proxy Statement is to enable the Company’s stockholders to satisfy one of the conditions to the Offer which would allow stockholders to decide for themselves which proposal is financially superior and to act accordingly.

WE URGE YOU TO VOTE “AGAINST” THE ISSUANCE OF SHARES TO STONE STOCKHOLDERS IN CONNECTION WITH THE PROPOSED STONE MERGER ON THE [COLOR] PROXY CARD ACCOMPANYING THIS PROXY STATEMENT. THIS WILL GIVE YOU AN OPPORTUNITY TO DECIDE FOR YOURSELF WHETHER THE OFFER OF $23.00 PER SHARE, OR IN CERTAIN CIRCUMSTANCES $23.50 OR $24.00 PER SHARE, IN CASH IS IN YOUR BEST INTERESTS.

The Company’s stockholders will lose the opportunity to accept the Offer if they approve the issuance of Shares in connection with the Proposed Stone Merger. If the proposal providing for such issuance is rejected by the

Company’s stockholders, we believe that the Company’s directors will be convinced to respect your vote and will, consistent with their fiduciary duties, take all necessary action in accordance with their fiduciary duties to allow the Offer to proceed.

CERTAIN INFORMATION CONCERNING ATS AND WOODSIDE

ATS is a recently incorporated Delaware corporation organized in connection with the Offer and the Second-Step Merger and has not carried on any activities other than in connection with the Offer and the Second-Step Merger, except that ATS acquired 1,719,000 Shares in the open market from August 15, 2006 to August 23, 2006. As of the date of the filing of this Proxy Statement with the Commission, ATS owned of record, and Woodside and ATS share beneficial ownership (as defined for purposes of Section 13(d) of the Exchange Act) of, 1,719,000 Shares, or approximately 4.5% of the outstanding Shares. The principal offices of ATS are located at 71683 Riverside Drive, Covington, Louisiana 70433, and the telephone number is (985) 249-5300. ATS is an indirect, wholly owned subsidiary of Woodside.

Until immediately prior to the time that ATS will purchase Shares pursuant to the Offer, it is not anticipated that ATS will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Second-Step Merger, including the Shares it acquires as referenced above. Because ATS is recently formed and has minimal assets and capitalization, no meaningful financial information regarding ATS is available.

Woodside is a company incorporated under the laws of Victoria, Australia, with its principal executive offices located at Woodside Plaza, 240 St. Georges Terrace, Perth, Western Australia 6000. The telephone number of Woodside is 011-61-8-9348-4000. Woodside is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange (ASX) and has a market capitalization of about $21 billion. Woodside has about 3,400 employees and has exploration interests in 11 countries, and production from four. Since 1992, American Depositary Receipts, each representing one Woodside share, have been traded over the counter under the trade symbol ”WOPEY”. Woodside has not sponsored the issue of these ADRs.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of ATS and the members of the management and supervisory boards of Woodside and certain other information are set forth in Schedule I hereto. Except as described in Schedule I hereto, none of ATS, Woodside or, to the best knowledge of ATS, any of the persons listed on Schedule I hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in Schedule II hereto, (i) none of ATS, Woodside nor, to the best knowledge of ATS, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of ATS, Woodside or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of ATS, Woodside nor, to the best knowledge of ATS, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Other than in connection with the Offer and the second-step merger following such offer, none of ATS, Woodside nor, to the best knowledge of ATS, any of the persons listed in Schedule I hereto has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. During the two years prior to the date of the filing of the proxy statement, none of ATS, Woodside nor, to the best knowledge of ATS, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in the filing of the proxy statement, during the two years prior to the date of the Offer to Purchase, there have been no negotiations, transactions or material contacts between any of ATS, Woodside or any of their respective subsidiaries or, to the best knowledge of ATS, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

OTHER PROPOSALS

In addition to soliciting proxies to approve the issuance of Shares to Stone stockholders, in connection with the Proposed Stone Merger the Company’s Board is also soliciting proxies for the Special Meeting for (i) the adoption of Company’s Amended and Restated 2006 Long Term Stock Incentive Plan (the “Long Term Incentive Plan”) and (ii) a proposed amendment to the Company’s certificate of incorporation to increase the number of authorized common shares from 100,000,000 to 150,000,000 if the Proposed Stone Merger occurs (the “Proposed Charter Amendment”). ATS recommends voting “AGAINST” these proposals. These proposals, in our judgment, stem from the Proposed Stone Merger and as such are not advisable or necessary if the Stone Merger Agreement is terminated.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL THREE PROPOSALS ON OUR [COLOR] PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON THE COMPANY’S PROXY CARD.

Other than as set forth above, ATS is not aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the [COLOR] proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of ATS as determined by ATS in its sole discretion, in which event such persons will vote on such proposals at their discretion.

VOTING PROCEDURES

According to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as of August 7, 2006, there were 38,396,001 Shares outstanding, and, as of June 30, 2006, there were 1,996,065 Shares issuable under outstanding stock options and stock units (1,243,711 of which were vested), 331,190 performance share awards (assuming maximum payout level), 722,566 other share awards and 3,103,335 Shares issuable pursuant to warrants issued by the Company. ATS currently owns 1,719,000 Shares, which were recently acquired in open market transactions as set forth more fully on Schedule II.

Under the Company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. In accordance with the New York Stock Exchange rules, brokers and nominees who hold Shares in street-name for customers may not exercise their voting discretion with respect to the approval of the issuance of Shares to Stone stockholders as a result of the Proposed Stone Merger, approval of the Charter Amendment or adoption of the amendment to the Long Term Stock Incentive Plan. Thus, absent specific instructions from the beneficial owner of such Shares, brokers and nominees may not vote such Shares with respect to the approval of those proposals.

The approval of the issuance of Shares to the Stone stockholders pursuant to the Stone Merger Agreement requires approval of a majority of votes cast on that proposal, so long as the total votes cast in that proposal represent over 50% of all Shares entitled to vote on such proposal. Abstentions count as votes cast. Broker non-votes will not be counted as votes cast.

The foregoing vote requirements will also apply with respect to the proposal to amend the Long Term Incentive Plan.

Approval of the Proposed Charter Amendment (unlike the other two proposals) requires the affirmative vote of a majority of the outstanding Shares. Therefore abstentions and broker non-votes will effectively be treated as votes “AGAINST” the proposal.

The Company’s stockholders (i) may vote “AGAINST” any or all of the three proposals, (ii) may abstain from voting on any or all of the three proposals or (iii) may vote for such proposals by marking the proper box on the [COLOR] proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Company stockholder returns a [COLOR] proxy card that is signed, dated and not marked, that stockholder will be deemed to have voted “AGAINST” the issuance of Shares in connection with the Proposed Stone Merger,

“AGAINST” the amendment to increase the number of authorized shares, and “AGAINST” the adoption of the Long Term Incentive Plan. Only the Company’s stockholders (or their duly appointed proxies) of record on the Record Date are eligible to submit a proxy.

Both because (i) assuming a quorum is present, only the approval of a majority of the votes cast (so long as the total votes cast represent over 50% of all Shares entitled to vote on this proposal) at the Special Meeting on the proposal relating to the issuance of Shares in the Merger is required to approve the issuance of Shares to Stone stockholders to effectuate the Proposed Stone Merger (as opposed to a majority of the total outstanding Shares as would be typical in approving a merger under Delaware law) and (ii) a significant change in stock ownership has occurred since the record date and since ATS publicly disclosed its intention to make the Offer, ATS does not believe that the vote to be held at the Special Meeting will necessarily be representative of the views of the Company’s stockholders on the Proposed Stone Merger and on the other matters to be voted on.

Our goal is to defeat the Proposed Stone Merger. There are two ways to do so. If we obtain a sufficient number of votes “AGAINST” the issuance of Shares to Stone stockholders in connection with the Proposed Stone Merger to clearly defeat the proposal, then we will vote your Shares. However, there are circumstances under which it may be possible to defeat the Company’s Board’s proposal by withholding proxies and denying the Company a quorum (for the reasons discussed above). ATS WOULD LIKE, IS REQUESTING, AND BY SIGNING THE [COLOR] CARD, THE STOCKHOLDER WILL BE GRANTING TO ATS, THE FLEXIBILITY TO EXERCISE THAT OPTION IN THE EVENT THAT ATS DETERMINES IN GOOD FAITH THAT DOING SO MAY BE THE MOST EFFECTIVE MEANS TO DEFEAT THE PROPOSED STONE MERGER. Accordingly, you should understand that by voting “AGAINST” the issuance of Shares to Stone stockholders in connection with the Proposed Stone Merger on the enclosed [COLOR] proxy card, you will be deemed also to be granting ATS the right, if we believe in good faith that such course of action will defeat the Proposed Stone Merger, to either not submit your proxy card at the Special Meeting or cause the persons named as proxies on such card not to attend the Special Meeting; provided that if a [COLOR] card is properly marked to vote “FOR” any of the proposals to be voted upon at the Special Meeting and is not revoked, we will take action to ensure it is voted. In the event that ATS determines to withhold proxies in order to try to defeat quorum at the Special Meeting, ATS disclaims any liability, fiduciary or otherwise, to stockholders of the Company were a quorum actually attained at any such meeting.

Whether or not you attend the Special Meeting, we urge you to vote “AGAINST” the Stone Merger Agreement on the enclosed [COLOR] proxy card by signing, dating and immediately returning it in the postage-paid envelope provided. ONLY YOUR LATEST-DATED PROXY COUNTS. Execution and delivery of a proxy by a record holder will be presumed to be a proxy with respect to all Shares held by such record holder unless the proxy specifies otherwise.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) ATS, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY AT 201 ST. CHARLES AVENUE, SUITE 3400, NEW ORLEANS, LOUISIANA 70170. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO THE COMPANY ALSO BE SENT TO ATS, CARE OF INNISFREE M&A INCORPORATED, AT THE ABOVE ADDRESS SO THAT ATS MAY MORE ACCURATELY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF THE COMPANY’S SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING ON THE STONE MERGER AGREEMENT IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH PROXIES WILL BE VOTED “AGAINST” THE ISSUANCE OF SHARES IN CONNECTION WITH THE PROPOSED STONE MERGER.

BY EXECUTING THE [COLOR] CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF EVEN IF WE DETERMINE NOT TO DELIVER THE PROXIES AS INDICATED ABOVE.

If you have any questions or require any assistance in voting your Shares, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Shareholders Call Toll Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833

DISSENTERS’ RIGHTS

The Company’s stockholders are not entitled to appraisal rights in connection with the Proposed Stone Merger.

SOLICITATION OF PROXIES

Except as set forth below, ATS will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with the Offer.

Proxies will be solicited by mail, telephone, telefax, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of ATS and Woodside and the other participants listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to ATS and Woodside in connection with the acquisition of the Company. In its role as Dealer Manager, Credit Suisse may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse. Credit Suisse has not been engaged to solicit proxies relating to the Special Meeting. Credit Suisse is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Credit Suisse is also entitled to reimbursement for certain expenses incurred by Credit Suisse, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

Credit Suisse and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Woodside or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

Woodside (on behalf of ATS) has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree is to receive a fee up to $      in connection with the solicitation of proxies for the Special Meeting. Up to 100 people may be employed by Innisfree in connection with the solicitation of proxies for the Special Meeting. Woodside (on behalf of ATS) has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of Woodside and ATS may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of ATS is being borne by Woodside.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our various underlying assumptions and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although we believe these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to: global economic and political conditions; conditions and trends in the industry; volatility in the financial markets; pending, threatened or future legal proceedings; and events which may be subject to circumstances beyond our control.

OTHER INFORMATION

The information concerning the Company and the Proposed Stone Merger contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although ATS has no knowledge that would indicate that statements relating to the Company or the Stone Merger Agreement contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete, it has not to date had access to the books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, ATS does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Reference is made to the Company Form S-4 including, without limitation, the joint proxy statement/prospectus contained therein for information concerning the common stock of the Company, the beneficial ownership of such stock by the principal holders thereof, other information concerning the Company’s management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of the Company and certain other matters regarding the Company and the Special Meeting. ATS assumes no responsibility for the accuracy or completeness of any such information.

The information contained in this Proxy Statement concerning the Offer is taken from, and qualified in its entirety by reference to, the full text of the Offer to Purchase and the Letter of Transmittal.

Except as described herein, ATS is not aware of any other matter to be considered at the Special Meeting. However, if any other matter properly comes before the Special Meeting, ATS will vote all proxies held by it as ATS, in its sole discretion, may determine, to the extent the Shares which they represent are present at the Special Meeting.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM THE COMPANY. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY. IF YOU SUBMIT THE COMPANY’S [COLOR] CARD, EVEN IF YOU VOTE “AGAINST” THE PROPOSED STONE MERGER, THE COMPANY CAN USE YOUR SHARES TO ESTABLISH A QUORUM AND THEREBY USE THE [COLOR] CARD TO ASSIST THEM IN OBTAINING THE NECESSARY APPROVAL OF THE PROPOSED STONE MERGER. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED [COLOR] PROXY CARD TO US.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

ATS INC.

[          ], 2006

IMPORTANT VOTING INFORMATION

1. If your shares are held in your own name, please sign, date and return the enclosed [COLOR] proxy card to ATS Inc., care of Innisfree M&A Incorporated, in the postage-paid envelope provided.

2. If your shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in “street-name,” deliver the enclosed [COLOR] proxy card to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a [COLOR] proxy card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to ATS Inc., care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that ATS will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any [COLOR] proxy card you may receive from the Company. If you have already submitted a [COLOR] proxy card, it is not too late to change your vote — simply sign, date and return the [COLOR] proxy card. Only your latest dated proxy will be counted.

4. Only the Company’s stockholders of record on August 28, 2006 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his or her share(s) signs, dates, and returns the enclosed [COLOR] proxy card as soon as possible.

If you have any questions or require any assistance in voting your shares, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Shareholders Call Toll Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833

THIS PROXY STATEMENT RELATES TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES IN CONNECTION WITH THE STONE MERGER AGREEMENT AND IS NOT A REQUEST FOR THE TENDER OF SHARES OF THE COMPANY’S COMMON STOCK NOR ANY OFFER WITH RESPECT THERETO. OUR OFFER IS BEING MADE ONLY BY MEANS OF AN OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH HAVE BEEN SEPARATELY MAILED TO THE COMPANY’S STOCKHOLDERS. BEFORE MAKING ANY DECISION REGARDING THE OFFER, YOU SHOULD READ THE OFFER TO PURCHASE, WHICH SETS FORTH IN DETAIL THE TERMS AND CONDITION OF THE OFFER.

THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS WITH RESPECT TO ANY ACTION BY WRITTEN CONSENT BY THE COMPANY’S STOCKHOLDERS. ANY CONSENT SOLICITATION (INCLUDING A CONSENT SOLICITATION TO REMOVE OR APPOINT DIRECTORS) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND OFFICERS OF WOODSIDE AND ATS

1.	Directors and Executive Officers of ATS.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of ATS. Unless otherwise indicated, the current business address of each person is 71683 Riverside Drive, Covington, Louisiana 70433. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with ATS.

DIRECTORS AND EXECUTIVE OFFICERS

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Mark Chatterji Business Address: Woodside Plaza 240 St Georges Terrace Perth, Western Australia 6000	President and Director of ATS. Mr. Chatterji has been Director of Commercial, Woodside Energy Ltd. since 2004. From 2003 to 2004, Mr. Chatterji served as a Captain in the United States Army, 1st Battalion, 162nd Infantry. Prior to this, Mr. Chatterji was a Vice President at Goldman Sachs & Co.
Jeff Soine Business Address: Sage Plaza 5151 San Felipe, Suite 1200 Houston, TX 77056	Secretary and Director of ATS. Mr. Soine has been Acquisition Manager of Woodside Energy (USA) Inc. since June 2005. Prior to this, Mr. Soine was Acquisitions Manager of W&T Offshore Inc. from 2000 to 2005.
Troy Hayden Citizenship: Australia	Treasurer of ATS. Mr. Hayden is also Chief Financial Officer of Woodside Energy (USA) Inc., a position he has held since 2005. Prior to this, Mr. Hayden was Chief Financial Officer of Woodside Petroleum Ltd. from 2004 to 2005 and Treasurer of Woodside Petroleum Ltd. from 1996 to 2004.

2.	Directors and Executive Officers of Woodside.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and each executive officer of Woodside. Unless otherwise indicated, the current business address of each person is Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. Unless otherwise indicated, each such person is a citizen of Australia. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Woodside.

DIRECTORS

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Jillian Rosemary Broadbent	Ms. Broadbent has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 1998. Ms. Broadbent is also a Director of Coca-Cola Amatil Limited and Special Broadcasting Service and a Board Member of Reserve Bank of Australia, positions she has held since 1999, 2002 and 1998, respectively. Previously, Ms. Broadbent was a Director of Westfield Management Ltd. and Director of Westfield America Management Ltd. from 2002 to 2004.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Dr. Ashton Trevor Calvert	Dr. Calvert is a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. and a Director of Rio Tinto plc and Rio Tinto Ltd., positions he has held since 2005. Prior to that, Dr. Calvert was a Director of The Australian Trade Commission and a Director of The Australian Strategic Policy Institute Ltd.
Michael Alfred Chaney	Mr. Chaney has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2005. He has been Chairman and Non-Executive Director of National Australia Bank Limited since 2004, a Member of JPMorgan International Council since 2003 and President of Business Council of Australia since 2005. Mr. Chaney also currently serves as Director of National Equities Limited and Chairman of Gresham Partners Holdings Ltd. From 1992 to 2004 Mr. Chaney was Managing Director and Chief Executive Officer of Wesfarmers Limited, from 1995 to 2005 a Director of BHP Billiton Limited, from 2001 to 2005 a Director of BHP Plc and from 1990 to 2005 a Director of Gresham Partners Group Limited.
Erich Fraunschiel	Mr. Fraunschiel has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2002. He has also served as Non-Executive Director of West Australian Newspaper Holdings Ltd. and Chairman of Wesfarmers Insurance Ltd. since 2002, Non-Executive Director of WorleyParsons Limited, Rabobank Australia Ltd. and Rabo Australia Ltd. since 2003, Chairman of Lumley General Insurance Ltd. since 2003 and Non-Executive Director of The WCM Group Ltd. since 2005. Mr. Fraunschiel served as Non-Executive Director of Foodland Associated Limited from 2002 to 2004.
Charles Barrington Goode	Mr. Goode has been Chairman of Woodside Petroleum Ltd. and Woodside Energy Ltd since 1999. He also serves as Chairman of Australia and New Zealand banking Group Ltd., Chairman of Diversified United Investment Ltd. and Chairman of Ian Potter Foundation Ltd.
Andrew Jamieson Citizenship: United Kingdom	Mr. Jamieson is a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. and Executive Vice President, Gas Projects of Shell Global Solutions International BY, positions he has held since 2005. Prior to this, Mr. Jamieson was Managing Director of Nigeria LNG Ltd.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Jakob Stausholm Citizenship: Denmark	Mr. Stausholm has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since June 2006. Mr. Stausholm is also Vice President, Finance E&P of Shell EP International Limited, a position he has held since 2006. Prior to this, Mr. Stausholm was Chief Internal Auditor at Royal Dutch Shell Plc from 2002 to 2006 and Finance Manager of Shell Europe Oil Products, Commercial from 2000 to 2002.
Donald R. Voelte, Jr. Citizenship: United States	Mr. Voelte has been Managing Director and Chief Executive Officer, Woodside Energy Ltd since 2004. Prior to that,Mr. Voelte was Director, President and Chief Executive Officer of Chroma Energy Ltd.
Dr Pierre Jean-Marie Henri Jungels Citizenship: Belgium	Dr. Jungels has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since December 2002. Dr. Jungels is also a Director of Imperial Tobacco Group Plc, a position he has held since 2002, Chairman of Offshore Hydrocarbon Mapping Plc, a position he has held since 2004, Chairman of Rockhopper Exploration Plc, a position he has held since February 2005, Chairman of Oxford Catalyst Ltd, a position he has held since March 2006, and Director of Baker Hughes Inc., a position he has held since April 2006. Prior to this, Dr. Jungels was a Director of Offshore Logistics Plc (Bristow Group) from September 2002 to August 2006, President of Institute of Petroleum from June 2002 to December 2003, and Chief Executive Officer of Enterprise Oil Plc from October 1996 to October 2001.
David Ian McEvoy Citizenship: Australian	Mr. McEvoy has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since September 2005. Mr. McEvoy is also a Non-Executive Director of Innamincka Petroleum Limited, a position he has held since September 2003, a Non-Executive Director of Po Valley Energy Limited, a position he has held since September 2003, and a Non-Executive Director of Australian Worldwide Exploration Ltd, a position he has held since June 2006. Prior to this, Mr. McEvoy was Vice President of ExxonMobil Exploration Company from 1992 to May 2002.

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Russell Ronald Caplan Citizenship: Australian	Mr. Caplan has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since February 2006. Mr. Caplan is also Chairman of Shell Australia Ltd., a position he has held since February 2006. Mr. Caplan is also Chairman of Australian Institute of Petroleum, a position he has held since March 2006. Prior to that, Mr. Caplan was Senior Vice President Globalisation of Shell International Petroleum Co. from August 2004 to February 2006, Vice President Sales & Marketing of Shell Oil Products U.S. from September 2001 to March 2004, and Executive Vice President Global Marketing of Shell International Oil Products from January 1999 to September 2001.

EXECUTIVE OFFICERS

Present Principal Occupation or
Employment; Material Positions
Name, Citizenship	Held During the Past Five Years and
and Current Business Address	Business Address Thereof

Robert Cole	Mr. Cole has been Company Secretary of Woodside Petroleum Ltd. and general counsel of Woodside Energy Ltd. since April 2006. Prior to this, Mr. Cole was a partner at Mallesons Stephen Jacques from January 1992 to April 2006.
Frances Margaret Kernot Citizenship: Australia and New Zealand	Ms. Kernot has been Company Secretary of Woodside Petroleum Ltd., Woodside Energy Ltd. and Australian group subsidiaries since January 2004. Prior to this, Ms. Kernot served as Company Secretary of LCB Holdings and Little Creatures Brewing Pty Ltd. from July 2000 to April 2005 and Compliance Officer, Managed Investments for Yates Limited from June 1996 to June 2003.
Mark Chatterji Citizenship: United States	Mr. Chatterji has been Director of Commercial, Woodside Energy Ltd. since 2004. For biographical information see under “Directors and Executive Officers of ATS” above.

SCHEDULE II

ACQUISITIONS AND DISPOSITIONS OF SHARES BY ATS, WOODSIDE
AND THE EXECUTIVE OFFICERS AND DIRECTORS OF ATS AND WOODSIDE

Other than purchases of Shares in the open market by ATS as set forth in the table below, none of ATS, Woodside or any executive officer or director of ATS or Woodside has engaged in any transaction involving the Shares in the past 60 days:

Trade		Average
Date	Shares	Price

15-Aug-06	76,000	$17.7535
16-Aug-06	284,900	$17.9877
17-Aug-06	384,900	$17.7292
18-Aug-06	219,000	$17.7973
21-Aug-06	181,600	$18.1465
22-Aug-06	94,200	$18.2207
23-Aug-06	478,400	$18.1728
Total	1,719,000	$17.9763

IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed [COLOR] proxy card today. If your shares are held in “Street-Name”, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed [COLOR] proxy card to your broker or bank and contact the person responsible for your account to ensure that a [COLOR] proxy card is voted on your behalf.

We urge you not to sign any proxy card you may receive from the Company, even in protest.

If you have any questions or require any assistance in voting your shares, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Shareholders Call Toll Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED SEPTEMBER  , 2006

[FORM OF PROXY CARD — [COLOR]
ENERGY PARTNERS, LTD.

SOLICITATION BY ATS INC.
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF ENERGY PARTNERS, LTD.

The undersigned, a holder of record of shares of common stock, par value $0.01 per share (“Common Shares”), of Energy Partners, Ltd. (the “Company”) acknowledges receipt of the Proxy Statement of ATS Inc., dated          , 2006, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of the Company to approve the issuance of Common Shares pursuant to the Stone Merger Agreement and all other matters related to the Stone Merger Agreement including those set forth below and appoints          and          , or each of them, with full power of substitution, proxies for the undersigned to vote all Common Shares of the Company which the undersigned would be entitled to vote at the Special Meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows.

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED AND DATED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” EACH OF THE PROPOSALS. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED BELOW TO THE EXTENT IT IS VOTED AT THE MEETING AS STIPULATED BELOW.

YOU SHOULD UNDERSTAND THAT BY RETURNING YOUR PROXY CARD TO ATS AND VOTING “AGAINST” THE PROPOSALS LISTED ABOVE, YOU WILL ALSO BE DEEMED TO BE GRANTING ATS THE RIGHT TO EITHER NOT SUBMIT YOUR PROXY CARD OR CAUSE THE PROXIES NOT TO ATTEND THE SPECIAL MEETING IF WE BELIEVE IN GOOD FAITH THAT SUCH COURSE OF ACTION IS MORE LIKELY TO DEFEAT THE PROPOSED STONE MERGER; PROVIDED THAT IF YOU RETURN YOUR PROXY CARD TO ATS AND VOTE “FOR” ANY OF THE PROPOSALS, WE WILL TAKE ACTION TO ENSURE IT IS VOTED AT THE SPECIAL MEETING.

BY EXECUTING THE [COLOR] CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF EVEN IF WE DETERMINE NOT TO DELIVER THE PROXIES AS INDICATED ABOVE.

(continued and to be signed and dated on reverse)

ATS STRONGLY RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS.

1.	To approve the issuance of the Company’s common stock to Stone Energy Corporation’s stockholders as a result of the proposed merger of Stone Energy Corporation with and into EPL Acquisition Corp. LLC, as a result of the transactions contemplated by the Agreement and Plan of Merger, dated June 22, 2006, by and among the Company, EPL Acquisition Corp. LLC and Stone Energy Corporation.

☐ AGAINST          ☐ FOR          ☐ ABSTAIN

2.	To approve the amendment to the Company’s certificate of incorporation to increase the number of authorized common shares from 100,000,000 to 150,000,000 if the merger occurs.

☐ AGAINST          ☐ FOR          ☐ ABSTAIN

3.	To approve the adoption of the Company’s Amended and Restated 2006 Long Term Stock Incentive Plan.

☐ AGAINST          ☐ FOR          ☐ ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF ON BEHALF OF THE UNDERSIGNED.

Dated:          , 2006

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.